January 29, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for the Mercantile Mutual Funds, Inc (the "Funds") and, under the date of January 21, 2000, we reported on the financial statements of the Funds as of and for the periods ended November 30, 1999. On October 16, 2000, we resigned. We have read the Funds' statements included under Sub-Item 77K of its Form N-SAR for the fiscal year ended November 30, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statements made in paragraph two.

Very truly yours,



/s/ KPMG LLP
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KPMG LLP